Fresh Brands Inc.

2215 Union Avenue, P.O. Box 419, Sheboygan, WI 50382-0419 • (920) 457-4433 • Fax (920) 208-500 • www.fresh-brands.com

FOR IMMEDIATE RELEASE
Contact:
Louis E. Stinebaugh
President and Chief Operating Officer
920-208-4122

John H. Dahly
Executive Vice President, Chief
Financial Officer, Secretary and Treasurer
920-208-4107

FRESH BRANDS APPOINTS NEW SENIOR VICE PRESIDENT, SALES AND MARKETING

SHEBOYGAN, WI, April 29, 2004. Fresh Brands, Inc. (Nasdaq: FRSH) announced today that Joe Livorsi has been named Senior Vice President, Sales and Marketing. Mr. Livorsi began his career with A&P in Chicago, Illinois. Over the past 35 years he has held various management positions including senior sales and marketing positions at Randalls Food Markets, Price Chopper — New York and Buttery Food & Drug. Mr. Livorsi joins Fresh Brands from The Penn Traffic Company, New York where, as director of their grocery division, he successfully led the implementation of their category management and price optimization systems. “We are extremely excited to have someone with Joe’s credentials joining our team.” said Louis Stinebaugh, President & C.O.O. of Fresh Brands, Inc. Joe and his wife Jana have one grown son, and will be relocating to the Sheboygan area in the near future.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 81 franchised supermarkets, 21 corporate-owned supermarkets and 2 corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

# # #